Exhibit 10.4

Confidential

Memorandum of Understanding

PURPOSE

This Memorandum of Understanding (“MOU”) between Effingham County Industrial Development Authority (“ECIDA”) and FONU2, a publicly traded company, that operates under the name of Moon River Studios (“Moon River”). Moon River is currently in default under a Bond Lease and MOU (with associated agreements) with the ECIDA that it wishes to terminate and renegotiate a new movie studio project. The planned movie studio site is located in Effingham County, Georgia on property commonly known as the “North Tract”.

It is the common intention of the Parties to develop an approximate 51-acre portion of the property for the purpose of making motion pictures and the development of studios and sound stages. It is the stated goal of the ECIDA to attract businesses that will ultimately provide jobs and careers for the citizens of Effingham County and beyond. It is the stated goal of Moon River to develop and construct movie studios to film and edit motion pictures.

The Parties hereby seek to terminate any existing obligations of either Party with respect to the former project on approximately 1,550-acres and commonly known as the “Studioplex”.

In its place, the Parties hereto seek to agree on a revised film studio project that would be built on approximately 51-acres anticipating a minimum of $10M in direct capital expenditures and the creation of 250 full time jobs within five (5) years by Moon River.

Initial Terms:

1.	The scale of the revised project is to essentially reflect Phase 1 of former “Studioplex” Master plan, approximately 51+/- acres.

2.	10 Years of 100% ad valorem tax abatement with a PILT at a rate of $51,000 per year. ($10,000 per acre “Freeze”.) First payment due at closing. Subsequent payments due 12 months from closing.

3.	Will allow for use via lease on unencumbered property from time to time as long as there is no impact on other tenants.

4.	IDA to fund and complete access road and water line to site.

5.	Moon River to utilize on-site septic system (with no further obligation by IDA for wastewater treatment).

6.	IDA to control all acreage outside of lease agreement.

7.	250 Job minimum to be created within five (5) years. Annual minimums will be required such that; by the end of Year 1, 95 full time, permanent jobs are created and maintained, by the end of Year 2 a minimum of 100 full time, permanent jobs have been created and maintained, by the end of Year 3 a minimum of 150 full time, permanent jobs have been created and maintained, by the end of Year 4 a minimum of 200 full time, permanent jobs have been created and maintained and by the end of Year 5 a minimum of 250 full time, permanent jobs have been created and maintained. See requirements table in attached Exhibit “A”.

8.	$10M Capital Investment minimum within five (5) years. Annual minimums will be required such that: by the end of Year 1, $2,000,000 in building and/or equipment will have been invested directly by the company, by the end of Year 2, an additional $2,000,000 in building and/or equipment will have been invested directly by the company, by the end of Year 3, an additional $2,000,000 in building and/or equipment will have been invested directly by the company, by the end of Year 4, an additional $2,000,000 in building and/or equipment will have been invested directly by the company, by the end of Year 5, an additional $2,000,000 in building and/or equipment will have been invested directly by the company. See requirements table in attached Exhibit “A”.

9.	Buy out at FMV by a mutually agreed appraiser after Year 2 cumulative targets have been met (i.e. total capital investment of at least $4,000,000 and at least 100 full time jobs).

DEFINITIVE AGREEMENT

The parties agree that this document shall be superseded by a definitive agreement that is mutually acceptable, which agreement will contain, among other things (1) the termination of the MOU, Economic Development Agreement, Bond Purchase Loan Agreement, Lease Agreement, as well as other documents and agreements generally dated July 1, 2013, all of which pertain to the 1,550-acres (Studioplex”) project; and (2) the terms and conditions referenced herein pertaining to the “new” 51-acre project and other acceptable terms and conditions for the definitive agreement. This MOU is an expression of interest only and is not a commitment of Moon River or ECIDA to enter into a binding agreement. Each party acknowledges and agrees that except for the Confidentiality portion of this MOU, which provisions shall be binding upon the parties, this MOU is not intended to be a contract or evidence of any contract or other binding obligation, and neither party shall have any liability or legal obligation until such time as a mutually agreeable and more comprehensive agreement can be prepared, executed and delivered by the parties. This MOU shall be governed in all respects by the laws of the State of Georgia.

IN WITNESS WHEROF, the parties have signed this MOU as of the _____ day of October, 2015.

FONU2, INC. “Moon River Studios”

By: ________________________________

Name: _____________________________

Title: ______________________________

Date: ______________________________

EFFINGHAM COUNTY INDUSTRIAL DEVELOPMENT AUTHORITY

By: ________________________________

Name: ______________________________

Title: _______________________________

Date: ______________________________

Exhibit “A”

Rules for satisfying job and investment requirements will be the same as under Schedules 4.2 and 4.4 of previous agreement.

The Jobs and investment requirements applicable to the Company are set forth in the table below:

PERFORMANCE PERIOD (INCLUDES ALL CALENDAR YEARS SCHEDULED BELOW, AND ANY YEAR THROUGH WHICH THE PERFORMANCE PERIOD IS EXTENDED)	COMMUNITY JOBS GOAL (CUMULATIVE)	CAPITAL INVESTMENT GOAL (CUMULATIVE) BY FONU2 (MOON RIVER)
Year 1 (2016)	95	$2 million
Year 2 (2017)	100	$4 million
Year 3 (2018)	150	$6 million
Year 4 (2019)	200	$8 million
Year 5 – Year 20 (2020 & on)	250	$10 million

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